Exhibit 9.02

AMENDMENT NO. 2 TO FINANCING AGREEMENT

This AMENDMENT NO. 2 TO FINANCING AGREEMENT (this “Amendment”), dated as of April 24, 2006, is entered into by and among MAGNETEK, INC., a Delaware corporation (the ”Borrower”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the ”Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the ”Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the ”Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Agents, and the Lenders are parties to that certain Financing Agreement, dated as of September 30, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”);

WHEREAS, a certain Event of Default has occurred and is continuing as a result of failure of the Borrower and the Guarantors (each of the Guarantors and Borrower individually a “Loan Party”, and collectively, the “Loan Parties”) to timely comply with the provisions of Section 7.01(u) of the Financing Agreement (the “Known Existing Default”);

WHEREAS, the Loan Parties have requested that the Agents and the Lenders (collectively, the “Lender Group”) waive the Known Existing Default and amend the Financing Agreement, in each case as provided below, and the Lenders are willing to accommodate the Loan Parties’ requests, but only on the terms and subject to the conditions specified herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement, as amended hereby.

2.             Amendment To Financing Agreement.

(a)           Section 1.01 of the Financing Agreement is hereby amended by inserting the following new definitions in proper alphabetical order:

“Second Amendment” means that certain Amendment No. 2 to Financing Agreement dated as of April 19, 2006, by and among Borrower, Guarantors, Lenders, and Agent.

“Second Amendment Effective Date” means the date, if ever, that all of the conditions set forth in Section 7 of the Second Amendment shall be satisfied (or waived by Agent in its sole discretion).

“Second Amendment Fee” has the meaning set forth in Section 4.06.

(b)           Article 4 of the Financing Agreement is hereby amended by inserting the following Section 4.06 immediately following Section 4.05(c):

“Section 4.06.        Second Amendment Fee. Borrower shall pay to Collateral Agent, for its sole and separate account and not for the account of any Lender that is not an Affiliate or Related Fund of Collateral Agent, an amendment fee in the amount of $125,000 (the “Second Amendment Fee”), which Second Amendment Fee shall be fully earned, non-refundable and due and payable on the date hereof. Borrower and Collateral Agent hereby agree that $35,000 of the Second Amendment Fee shall be applied to reduce any prepayment premium (if any) which may be due under the Loan Documents in connection with any prepayment of the Term Loan on or before December 31, 2006.”

(c)           Section 7.01(u) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(u)         Completion of Magnetek ADS Sale. On or before September 30, 2006, the Loan Parties shall consummate the Magnetek ADS Sale, provide satisfactory evidence thereof to each Agent and remit all Net Cash Proceeds thereof to First Lien Agent for application to the Senior Debt in accordance with Section 2.4(c)(vi) of the First Lien Credit Agreement (as in effect on the Second Amendment Effective Date).”

(b)           Sections 7.03(a), 7.03(b), and 7.03(c) of the Financing Agreement, entitled, respectively,  “Leverage Ratio”, “Fixed Charge Coverage Ratio”, and “TTM EBITDA” are hereby modified and amended by amending and restating, respectively, each section in its entirety as follows:

“(a)         Leverage Ratio. Permit the Leverage Ratio as of any date below to be greater than the applicable ratio set forth below opposite such date:

Leverage Ratio	Fiscal Quarter End

4.10:1.00	September 30, 2005

4.40:1.00	December 31, 2005

4.20:1.00	March 31, 2006

4.00:1.00	June 30, 2006

3.25:1.00	September 30, 2006 and the last day of each fiscal quarter thereafter

(b)         Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any period set forth below to be less than the amount set forth opposite such date for such period:

Fixed Charge Coverage Ratio	Fiscal Quarter End

2.00:1.00	3 months ending September 30, 2005

2.00:1.00	6 months ending December 31, 2005

1.20:1.00	9 months ending March 31, 2006

1.20:1.00	12 months ending June 30, 2006

1.75:1.00	12 months ending September 30, 2006 and the 12 months ending on the last day of each fiscal quarter thereafter

(c)         TTM EBITDA. Permit the TTM EBITDA at the end of any fiscal quarter set forth below to be less than the applicable amount set forth below opposite such date:

Consolidated EBITDA	Fiscal Quarter End

$13,000,000	September 30, 2005

$12,400,000	December 31, 2005

$11,000,000	March 31, 2006

$11,000,000	June 30, 2006

$17,000,000	September 30, 2006 and the last day of each fiscal quarter thereafter”

(c)           Section 7.03 of the Financing Agreement is hereby amended by inserting the following section (e) immediately following Section 7.03(d):

“(e)         Excess Availability. Permit Borrower’s Excess Availability to be less than $1,500,000 at any time.”

3.             Waiver Of Known Existing Default. Agents and Lenders hereby waive enforcement of the Lender Group’s rights against the Loan Parties arising from the Known Existing Default; provided, however, nothing herein shall be deemed a waiver with respect to any other future failure of any Loan Party to comply fully with any provision of the Financing Agreement or any other provision of any Loan Document. This waiver shall be effective only for the specific defaults comprising the Known Existing Default, and in no event shall this waiver be deemed to be a waiver of enforcement of any of the Lender Group’s rights with respect to any other Defaults or Events of Default now existing or hereafter arising. Nothing contained in this Amendment nor any communications between any Loan Party and any member of the Lender Group shall be a waiver of any rights or remedies of the Lender Group has or may have against any Loan Party, except as specifically provided herein. Except as specifically provided herein, each member of the Lender Group hereby reserves and preserves all of its rights and remedies against each Borrower under the Credit Agreement and the other Loan Documents.

4.             Limited Amendment; Full Force And Effect. The amendment set forth in Section 2 of this Amendment shall be limited precisely as written and shall not be deemed (a) to be an amendment of any other term or condition of the Financing Agreement or the other Loan Documents, to prejudice any right or remedy which the Agents or the Lenders may now have or may have in the future under or in connection with the Financing Agreement or the other Loan Documents or (b) to be a consent to any future amendment or departure from the terms and conditions of the Financing Agreement or the other Loan Documents. This Amendment shall be construed in connection with and as part of the Loan Documents, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5.             Representations And Warranties. Each Loan Party hereby represents and warrants to each Agent and each Lender as follows:

(a)           Each has the requisite power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The articles of organization and operating agreement of each Loan Party have not been amended since prior to the Effective Date.

(b)           The execution, delivery, and performance by each Loan Party of this Amendment and the performance by it of each Loan Document to which it is a party (i) have been duly approved by all necessary action and no other proceedings are necessary to consummate such transactions; and (ii) are not in contravention of (A) any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court or governmental authority binding on it, (B) the terms of its organizational documents, or (C) any provision of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected, except where the same could not reasonably be expected to result in a Material Adverse Effect;

(c)           This Amendment has been duly executed and delivered by each Loan Party. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, and is in full force and effect except as such validity and enforceability is limited by the laws of insolvency and bankruptcy, laws affecting creditors’ rights and principles of equity applicable hereto;

(d)           The execution, delivery and performance by each Loan Party of this Amendment and the performance by each Loan Party of the Financing Agreement as amended hereby do not and will not require any authorization or approval of, or other action by, or notice to or filing with any Governmental Authority or regulatory body or the consent of any third party which has not yet been obtained, except, solely with regard to any regulatory body or the consent of any third party, where the same could not reasonably be expected to result in a Material Adverse Effect;

(e)           No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against any Loan Party, either Agent or any Lender;

(f)            After giving effect to this Amendment, no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute a Default or an Event of Default under and as defined in the Financing Agreement;

(g)           After giving effect to this Amendment, the representations and warranties in the Financing Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(h)           This Amendment has been entered into without force or duress, of the free will of each Loan Party. Each Loan Party’s decision to enter into this Amendment is a fully informed decision and each Loan Party is aware of all legal and other ramifications of such decision; and

(i)            Each Loan Party has read and understands this Amendment, has consulted with and been represented by legal counsel in connection herewith, and has been advised by its counsel of its rights and obligations hereunder and thereunder.

6.             Reaffirmation.

(a)           Borrower. The Borrower hereby reaffirms its obligations under each Loan Document to which it is a party. The Borrower hereby further ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted, pursuant to and in connection with the Collateral Documents to the Collateral Agent, on behalf and for the benefit of the Lender Group, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such liens and security interests, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof.

(b)           Guarantor. Each Guarantor hereby (i) consents to this Amendment and the waivers granted therein; (ii) acknowledges and reaffirms all obligations owing by it to the Agents and Lenders under any Loan Document to which it is a party and represents and warrants that, after giving effect to the Amendment, all of its representations and warranties contained in the Guaranty and in each of the Collateral Documents and the other Loan Documents to which such Guarantor is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) accurate and complete as if made the date hereof (unless any such representation or warranty is expressly made as of a specific date), (iii) agrees that each Loan Document to which it is a party is and shall remain in full force and effect and shall not be impaired or otherwise affected by the execution of the Amendment or any other document or instrument delivered in connection herewith, (iv) ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted by it, pursuant to and in connection with the Security Agreement and any other Collateral Document to which such Guarantor is a party, to the Collateral Agent, on behalf and for the benefit of the Lender Parties, as collateral security for the Guaranteed Obligations of such Guarantor, and acknowledges that all of such liens and security interests, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof, and (v) ratifies and confirms its consent to any previous amendments of the Financing Agreement and any previous waivers granted with respect to the Financing Agreement. Although each of the Guarantors have been informed of the matters set forth herein and have acknowledged and agreed to same, each of the Guarantors understands that the Agents and the Lenders shall have no obligation to inform the Guarantors of such matters in the future or to seek the Guarantors’ acknowledgement or agreement to future amendments, waivers, or modifications, and nothing herein shall create such a duty.

7.             Conditions Precedent To Amendment

The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof:

(a)           Collateral Agent shall have received this Amendment, duly executed and delivered by the parties hereto, and the same shall be in full force and effect;

(b)           No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Loan Party, either Agent, or any Lender;

(c)           The representations and warranties set forth herein and in the Financing Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(d)           Collateral Agent shall have received the Second Amendment Fee and shall have been reimbursed for all out-of-pocket fees and costs (including reasonable attorneys fees)

incurred in connection with this Amendment, in each case in full in immediately available funds; and

(e)           All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded, as required by Collateral Agent.

8.             Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

9.             Entire Amendment; Effect Of Amendment. This Amendment, and the terms and provisions hereof, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except for the amendments to the Financing Agreement expressly set forth in Section 2 hereof, the Financing Agreement and other Loan Documents shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Amendment conflict with those of the Financing Agreement or other Loan Documents, the terms and provisions of this Amendment shall control. This Amendment is a Loan Document. The amendments set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Financing Agreement or the other Loan Documents, and shall not operate as a consent to or waiver of any further or other matter, under the Loan Documents.

10.          Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

11.          Counterparts; Telecopy Execution. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telecopy shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telecopy also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

12.          Miscellaneous.

(a)           Upon the effectiveness of this Amendment, each reference in the Financing Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Financing Agreement shall mean and refer to the Financing Agreement as amended by this Amendment.

(b)           Upon the effectiveness of this Amendment, each reference in the Loan Documents to the “Financing Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Financing Agreement shall mean and refer to the Financing Agreement as amended by this Amendment.

(c)           Except as expressly provided herein, (i) the Agents and the Lenders hereby reserve all remedies, powers, rights, and privileges that the Agents and the Lenders may have under the Financing Agreement or the other Loan Documents, at law (including under the Code), in equity, or otherwise; (ii) all terms, conditions, and provisions of the Financing Agreement and the other Loan Documents are and shall remain in full force and effect; and (iii) nothing herein shall operate as a consent to or a waiver, amendment, or forbearance in respect of any matter (including any Event of Default whether presently existing or subsequently occurring) or any other right, power, or remedy of the Agents or the Lenders under the Financing Agreement and the other Loan Documents. No delay on the part of the Agents and the Lenders in the exercise of any remedy, power, right or privilege shall impair such remedy, power, right, or privilege or be construed to be a waiver of any default, nor shall any partial exercise of any such remedy, power, right or privilege preclude further exercise thereof or of any other remedy, power, right or privilege.

(d)           To induce the Agents and the Lenders to enter into this Amendment and to continue to make advances to the Loan Parties under the Financing Agreement, each Loan Party hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of any Loan Party as against any member of the Lender Group with respect to the Obligations.

(e)           In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(f)            The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by either Agent or any Lender to waive any of the Lender Group’s rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

BORROWER:

MAGNETEK, INC.

By:	/s/ David P. Reiland
	Name:	David P. Reiland
	Title:	Executive Vice President,
Chief Financial Officer

GUARANTORS:

MAGNETEK ADS POWER, INC.

By:	/s/ David P. Reiland
	Name:	David P. Reiland
	Title:	President

MAGNETEK MONDEL HOLDING, INC.

By:	/s/ David P. Reiland
	Name:	David P. Reiland
	Title:	President

MONDEL ULC

By:	/s/ David P. Reiland
	Name:	David P. Reiland
	Title:	President

MAGNETEK NATIONAL ELECTRIC COIL,
INC.

By:	/s/ David P. Reiland
	Name:	David P. Reiland
	Title:	President

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO FINANCING AGREEMENT]

MAGNETEK ALTERNATIVE ENERGY, INC.

By:	/s/ David P. Reiland
	Name:	David P. Reiland
	Title:	President

COLLATERAL AGENT AND
ADMINISTRATIVE AGENT:

ABLECO FINANCE LLC

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Senior Vice President

LENDERS:

ABLECO FINANCE LLC, on behalf of itself and
its affiliate assigns

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	Senior Vice President